UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2012

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	0-1402	34-1860551
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22801 St Clair Avenue

Cleveland, Ohio

44117

(Address of Principal Executive Offices, with zip code)

Registrant’s telephone number, including area code: (216) 481-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

New Forms of Indemnification Agreements for Officers and Directors

On February 23, 2012, the Board of Directors of Lincoln Electric Holdings, Inc. (the “Company”) approved new forms of indemnification agreements (the “Indemnification Agreements”) to be entered into by the Company and each of its directors and officers (each, an “Indemnitee”), as applicable. The Indemnification Agreements will replace the Company’s currently existing indemnification agreements for directors and officers, which agreements had been put in place in 1987.

In general, the Indemnification Agreements provide that, subject to the procedures, limitations and exceptions set forth therein, the Company will indemnify, defend and hold harmless the Indemnitee against all claims, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, (ii) any actual, alleged or suspected act or failure to act by the Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence, or (iii) the Indemnitee’s status as a current or former director, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of the Company or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by the Indemnitee in connection with any obligation or restriction imposed upon the Indemnitee by reason of such status.

The Indemnitee will have the right to advancement by the Company of expenses as they are actually paid or incurred or are reasonably likely to be paid or incurred in connection with defending a claim covered by the Indemnification Agreements prior to the final disposition of such claim. Under the terms of the Indemnification Agreements, an Indemnitee will be entitled to indemnification if the Indemnitee is either successful on the merits or otherwise in defense of any claim covered by the Indemnification Agreements or if the Indemnitee has met the applicable standard of conduct under Ohio law that is a legally required condition precedent to indemnification.

In addition, the Indemnification Agreements provide that, for the duration of an Indemnitee’s service as a director or officer and thereafter for so long as the Indemnitee is subject to any pending or possible indemnifiable claim, the Company shall use commercially reasonable efforts to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope to that provided by the Company at the time the Indemnitee enters into the Indemnification Agreement.

The above description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreements, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Curtis E. Espeland Elected to the Company’s Board of Directors

On February 23, 2012, the Company’s Board of Directors increased its size from eleven to twelve members and elected Curtis E. Espeland to fill the resulting vacancy. Mr. Espeland was elected to the class that will stand for re-election at the Company’s 2012 Annual Meeting of Shareholders. Mr. Espeland, 47, is Senior Vice President and Chief Financial Officer of Eastman Chemical Company. Mr. Espeland was appointed to the Audit and Nominating and Corporate Governance Committees of the Board. A copy of the press release announcing Mr. Espeland’s election is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Board has determined that Mr. Espeland is independent under the listing standards of the Nasdaq stock market. There is no arrangement or understanding between Mr. Espeland and any other persons pursuant to which Mr. Espeland was elected as a director.

Upon his election, Mr. Espeland received an award of 1,319 shares of restricted stock under the Company’s 2006 Stock Plan for Non-Employee Directors. The shares of restricted stock vest in full after three years. The form of the restricted stock agreement was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on November 5, 2010. Mr. Espeland will receive additional compensation pursuant to the Company’s non-employee director compensation program, which is described in the Company’s 2011 proxy statement filed with the SEC on March 18, 2011.

The Company has entered into an Indemnification Agreement with Mr. Espeland as described above under Item 1.01. The form of the Indemnification Agreement is filed hereto as Exhibit 10.2 and is incorporated herein by reference. The Indemnification Agreement supplements the indemnification coverage afforded by the Company’s Amended and Restated Code of Regulations under Ohio law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Officer Indemnification Agreement (effective February 23, 2012).
10.2	Form of Director Indemnification Agreement (effective February 23, 2012).
99.1	Press release announcing the election of Curtis E. Espeland to the Company’s Board of Directors dated February 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: February 29, 2012	By:	/s/ Frederick G. Stueber
Frederick G. Stueber
Senior Vice President, General Counsel and Secretary

LINCOLN ELECTRIC HOLDINGS, INC.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

10.1	Form of Officer Indemnification Agreement (effective February 23, 2012).
10.2	Form of Director Indemnification Agreement (effective February 23, 2012).
99.1	Press release announcing the election of Curtis E. Espeland to the Company’s Board of Directors dated February 23, 2012.